ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
PERRITT MICROCAP OPPORTUNITIES FUND, INC.

The undersigned officers of Perritt MicroCap Opportunities Fund, Inc., a corporation duly organized and existing under the Maryland General Corporation Law (the “Corporation”), do hereby certify:

FIRST: That the name of the Corporation is Perritt MicroCap Opportunities Fund, Inc.

SECOND: That the Amendment to the Corporation’s Articles of Incorporation (the “Amendment”) to increase the number of authorized shares of the Corporation’s Common Stock, par value $0.01 per share (“Common Stock”), by Twenty Million (20,000,000) shares of Common Stock, from Twenty Million (20,000,000) authorized shares of Common Stock to Forty Million (40,000,000) authorized shares of Common Stock, was approved by a majority of the entire Board of Directors of the Corporation.

THIRD: That Section A of Article IV of the Corporation’s Articles of Incorporation is amended in its entirety to read as follows:

“The aggregate number of shares which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, all with one cent ($0.01) per share par value, consisting of one class only, designated as “Common Stock.” The aggregate par value of the authorized shares of the Corporation is Four Hundred Thousand Dollars ($400,000).”

FOURTH: That the Amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation law to be made without action by the stockholders of the Corporation.

FIFTH: That the Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

* * *

[Signatures on the next page.]

IN WITNESS WHEREOF, the undersigned officers of the Corporation who executed the foregoing Articles of Amendment hereby acknowledge the same to be their act and further acknowledge that, to the best of their knowledge, information and belief, the matters set forth herein are true in all material respects under the penalties of perjury.

Dated this 28th day of December, 2005.

PERRITT MICROCAP OPPORTUNITIES FUND, INC.

By: /s/Michael J. Corbett
            Michael J. Corbett
            President

Attest: /s/ Robert A. Laatz
                   Robert A. Laatz
                   Vice President and Secretary